Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Clearwater Investment Trust:

We consent to the use of our report dated February 28, 2013, incorporated by reference herein, on the statements of assets and liabilities, including the schedules of investments, of the Clearwater Core Equity Fund, Clearwater Small Companies Fund, Clearwater Tax-Exempt Bond Fund, and Clearwater International Fund, as of December 31, 2012, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information in the Registration Statement.

(signed) KPMG LLP

Minneapolis, Minnesota
April 30, 2013